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                                                                     EXHIBIT 3.1



                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                         NEXT LEVEL COMMUNICATIONS, INC.

                        (Incorporated on August 24, 1999)


            FIRST: The name of the corporation is Next Level Communications, Inc. (the "Corporation").

            SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

            THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law as the same exists or may hereafter be amended (the "GCL").


            FOURTH: A. AUTHORIZATION. The total number of shares of stock that the Corporation shall have authority to issue is 480,000,000 of which (i) 400,000,000 shares shall be shares of Common Stock, par value $.01 per share (the "Common Stock"), (ii) 70,000,000 shares shall be shares of Class B Non-Voting Common Stock, par value $.01 per share (the "Class B Common Stock"), and (iii) 10,000,000 shares shall be shares of preferred stock, par value $.01 per share (the "Preferred Stock"). The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, without the separate vote of any class or series of the Corporation's stock. Shares of Class B Common Stock shall be issued only in connection with the Agreement and Plan of Merger dated as of November 9, 1999 among General Instrument Corporation, Spencer Trask Investors LLC, Next Level Communications, a California corporation, Next Level Communications, L.P. and the Corporation.


            B. PREFERRED STOCK. The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series the voting powers (if any) and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the GCL, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices;
(ii) entitled to receive dividends (which may be cumulative or non-


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cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or
(iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

            C. COMMON STOCK. The following is a statement of the relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations and restrictions of the Common Stock and Class B Common Stock of the Corporation:

            (1) Except as otherwise set forth below in paragraph (C)(2), the relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations or restrictions of the Common Stock and Class B Common Stock shall be identical in all respects.

            (2) At every meeting of the stockholders of the Corporation every holder of Common Stock shall be entitled to one vote in person or by proxy for each share of Common Stock standing in his or her name on the transfer books of the Corporation in connection with the election of directors and all other matters submitted to a vote of stockholders. Except as may be otherwise required by law or by this Restated Certificate of Incorporation (the "Certificate of Incorporation"), holders of Class B Common Stock shall not be entitled to vote. No stockholder shall be entitled to exercise any right of cumulative voting.

            FIFTH: A. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors initially consisting of five directors, the exact number of directors to be not less than three nor more than twelve as determined from time to time exclusively by resolution adopted by affirmative vote of a majority of the entire Board of Directors. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. Class I directors shall be elected initially for a one-year term, Class II directors initially for a two-year term and Class III directors initially for a three-year term. At each succeeding annual meeting of stockholders beginning in 2000, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting


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of the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation or removal from office. Any vacancy on the Board of Directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director or by stockholders if such vacancy was caused by the action of stockholders (in which event such vacancy may not be filled by the directors or a majority thereof). Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. Election of directors need not be by written ballot, unless so provided in the By-laws of the Corporation.

            B. Any director or the entire Board of Directors may be removed, with or without cause, by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock; provided, however, that after the Trigger Date (as defined in paragraph (C) below), a director may not be removed without cause.

            C. For purposes of this Certificate of Incorporation, "Trigger Date" shall mean the first date on which General Instrument Corporation (General Instrument Corporation, together with its successors, "General Instrument") and its affiliates (as defined in Article SEVENTH) or the Majority Transferee (as defined below) and its affiliates cease to beneficially own at least 49% of the outstanding shares of Common Stock. Promptly upon becoming aware of the occurrence of the Trigger Date, the Corporation shall promptly notify holders of the Common Stock of such occurrence in any reasonably practicable manner.

            D. In the event that General Instrument transfers more than 50% of the outstanding shares of Common Stock in a single transaction or group of related transactions to one person (unaffiliated with General Instrument) or group of affiliated persons (unaffiliated with General Instrument), such person or group, together with their successors, shall be referred to herein as the "Majority Transferee". For purposes of this paragraph D, each reference to a "person" shall be deemed to include not only a natural person, but also a corporation, partnership, joint venture, association, or legal entity of any kind; each reference to a "natural person" (or to a "record holder" of shares, if a natural person) shall be deemed to include in his or her representative capacity a guardian, committee, executor, administrator or other legal representative of such natural person or record holder.

            E. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and the By-laws of the Corporation; provided, however, that no By-laws hereafter adopted shall invalidate any prior act of the directors which would have been valid if such By-laws had not been adopted.


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            F. Notwithstanding anything contained in this Certificate of
Incorporation to the contrary, after the Trigger Date, the affirmative vote of the holders of at least 80% of the outstanding shares of Common Stock shall be required to amend, repeal or adopt any provision inconsistent with this Article FIFTH.

            SIXTH: A. In anticipation that General Instrument will remain a substantial stockholder of the Corporation, and in anticipation that the Corporation and General Instrument may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with General Instrument (including possible service of officers and directors of General Instrument as officers and directors of the Corporation), the provisions of this Article SIXTH are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve General Instrument and its officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

            B. General Instrument shall have no duty to refrain from engaging in the same or similar activities or lines of business as the Corporation, and neither General Instrument nor any officer or director thereof (except as provided in paragraph (C) below) shall be liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of any such activities of General Instrument. In the event that General Instrument acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both General Instrument and the Corporation, General Instrument shall have no duty to communicate or offer such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation solely by reason of the fact that General Instrument pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Corporation.

            C. In the event that a director or officer of the Corporation who is also a director or officer of General Instrument acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Corporation and General Instrument, such director or officer of the Corporation shall have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Corporation and its stockholders with respect to such corporate opportunity, if such director or officer acts in a manner consistent with the following policy:

            (i) A corporate opportunity offered to any person who is a director or officer of the Corporation, and who is also a director or officer of General Instrument, shall belong to the Corporation if such opportunity is expressly offered to such person in writing solely in his or her capacity as a director or officer of the Corporation.

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            (ii) Otherwise, such corporate opportunity shall belong to General
      Instrument.

            D. For purposes of this Article SIXTH only: (i) The term "Corporation" shall mean the Corporation and all corporations, partnerships, joint ventures, associations and other entities in which the Corporation beneficially owns (directly or indirectly) 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests, and (b) the term "General Instrument" shall mean General Instrument and all corporations, partnerships, joint ventures, associations and other entities which are affiliates (as defined in Article SEVENTH) of General Instrument (other than the Corporation, defined in accordance with clause (i) of this paragraph (D)).

            E. Any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation will be deemed to have notice of and to have consented to the provisions of this Article SIXTH.

            F. Notwithstanding anything in this Certificate of Incorporation to the contrary, (i) the foregoing provisions of this Article SIXTH shall expire on the date that General Instrument ceases to own beneficially at least 20% of the outstanding shares of Common Stock and no person who is a director or officer of the Corporation is also a director or officer of General Instrument; and (ii) in addition to any vote of the stockholders required by this Certificate of Incorporation, until the time that General Instrument ceases to own beneficially at least 20% of the outstanding shares of Common Stock, the affirmative vote of the holders of more than 80% of the outstanding shares of Common Stock shall be required to alter, amend or repeal, or adopt any provision inconsistent with, any provision of this Article SIXTH. Neither the alteration, amendment or repeal of this Article SIXTH nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article SIXTH shall eliminate or reduce the effect of this Article SIXTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article SIXTH, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

            SEVENTH: A. This Corporation shall not be governed by Section 203 of the GCL. Notwithstanding any provision of the GCL, the Corporation shall not engage in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

            (1) prior to such time the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

            (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting


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stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

            (3) at or subsequent to such time the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

            B. The restrictions contained in this Article SEVENTH shall not apply if:

            (1) the Corporation, by action of its stockholders, adopts an amendment to the Certificate of Incorporation or the By-laws expressly electing not to be governed by such restrictions, provided that, in addition to any other vote required by law, such amendment to the Certificate of Incorporation or By-laws must be approved by the affirmative vote of a majority of the shares entitled to vote. An amendment adopted pursuant to this paragraph shall not be effective until 12 months after the adoption of such amendment and shall not apply to any business combination between the Corporation and any person who became an interested stockholder of the Corporation on or prior to such adoption. A By-law amendment adopted pursuant to this paragraph shall not be further amended by the Board of Directors;

            (2) a stockholder becomes an interested stockholder inadvertently and (a) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder and (b) would not, at any time within the three year period immediately prior to a business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership; or

            (3) the business combination is proposed prior to consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required under this Article SEVENTH of a proposed transaction which (a) constitutes one of the transactions described in the second sentence of this paragraph (B)(3); (b) is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the Board of Directors; and (c) is approved or not opposed by a majority of the members of the Board of Directors then in office (but not less than one) who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the GCL, no vote of the stockholders of the Corporation is


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required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to 50% or more of either the aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation; or (z) a proposed tender or exchange offer for 50% or more of the outstanding voting stock of the Corporation. The Corporation shall give not less than 20 days notice to all interested stockholders prior to the consummation of any of the transactions described in clauses (x) or (y) of the second sentence of this paragraph (B)(3).

            C. As used herein, the term:

            (1) "affiliate" means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

            (2) "associate," when used to indicate a relationship with any person, means (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock,
(ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

            (3) "business combination," when used in reference to any corporation and any interested stockholder of such corporation, means:

            (a) any merger or consolidation of the corporation or any direct or indirect majority-owned subsidiary of the corporation with (A) the interested stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation paragraph A of this Article SEVENTH is not applicable to the surviving entity;

            (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of such corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation


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      determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation;

            (c) any transaction which results in the issuance or transfer by the corporation or by any direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or of such subsidiary to the interested stockholder, except (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of such corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such, (B) pursuant to a merger under Section 251(g) of the GCL; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the corporation subsequent to the time the interested stockholder became such, (D) pursuant to an exchange offer by the corporation to purchase stock made on the same terms to all holders of said stock, or (E) any issuance or transfer of stock by the corporation, provided, however, that in no case under (C) -- (E) above shall there be an increase in the interested stockholder's proportionate share of the stock of any class or series of the corporation or of the voting stock of the corporation;

            (d) any transaction involving the corporation or any direct or indirect majority-owned subsidiary of the corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

            (e) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subparagraphs
      (a) -- (d) above) provided by or through the corporation or any direct or indirect majority-owned subsidiary.

            (4) "control," including the term "controlling," "controlled by" and "under common control with," means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of


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control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

            (5) "interested stockholder" means any person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation and other than General Instrument and its affiliates and the Majority Transferee and its affiliates) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person; provided, however, that the term "interested stockholder" shall not include any person whose ownership of shares in excess of the 15% limitation set forth herein in the result of action taken solely by the Corporation provided that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of paragraph
(C)(8) but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

            (6) "person" means any individual, corporation, partnership, unincorporated association or other entity.

            (7) "stock" means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

            (8) "voting stock" means, with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity.

            (9) "owner" including the terms "own" and "owned" when used with respect to any stock means a person that individually or with or through any of its affiliates or associates:

            (a) beneficially owns such stock, directly or indirectly; or


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            (b) has (i) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person's affiliates or associates until such tendered stock is accepted for purchase or exchange; or (ii) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person's right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more persons; or

            (c) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (ii) of clause (b) of this paragraph
      (C)(9)), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

            D. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, after the Trigger Date, the affirmative vote of the holders of at least 80% of the outstanding shares of Common Stock shall be required to amend, repeal or adopt any provision inconsistent with this Article SEVENTH.

            EIGHTH: A. Meetings of stockholders may be held within or without the State of Delaware, as the By-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.

            B. Any action required or permitted to be taken by the stockholders of the Corporation may be effected by a consent in writing by such holders in accordance with Section 228 of the GCL; provided, however, that, on and after the Trigger Date, any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of such holders and may not be effected by a consent in writing by such holders in lieu of such a meeting.

            C. Except as otherwise required by law, special meetings of stockholders of the Corporation for any purpose or purposes may be called only by the Chairman of the Board of Directors or the Chief Executive Officer or by any officer at the request in writing of a majority of the Board of Directors or, prior to the Trigger Date, by the holders of a majority of the



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outstanding shares of Common Stock. No business other than that stated in the notice of such meeting shall be transacted at any special meeting.

            D. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, after the Trigger Date, the affirmative vote of the holders of at least 80% of the outstanding shares of Common Stock shall be required to amend, repeal or adopt any provision inconsistent with this Article EIGHTH.
            NINTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director's duty of loyalty to the Corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, under Section 174 of the GCL or for any transaction from which the director derived an improper personal benefit. If the GCL is amended after approval by the stockholders of this Article NINTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this Article NINTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

            TENTH: A. Each person who was or is made a party to or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the GCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person (other than pursuant to paragraph (B) of this Article TENTH) only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this paragraph (A) of Article TENTH shall be a contract right and

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shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the GCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer) in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this paragraph (A) of Article TENTH or otherwise.

            B. If a claim which the Corporation is obligated to pay under paragraph (A) of this Article TENTH is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the GCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the GCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

            C. The provisions of this Article TENTH shall cover claims, actions, suits and proceedings, civil or criminal, whether now pending or hereafter commenced and shall be retroactive to cover acts or omissions or alleged acts or omissions which heretofore have taken place. If any part of this Article TENTH should be found to be invalid or ineffective in any proceeding, the validity and effect of the remaining provisions shall not be affected.

            D. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, By-law, agreement, vote of stockholders or disinterested directors or otherwise.

            E. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the GCL.

            F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of directors or officers of the Corporation.

            ELEVENTH: The By-laws of the Corporation may be altered, amended or repealed at any meeting of the Board of Directors or of the stockholders, provided that notice of such alteration, amendment or repeal be contained in the notice of such meeting of the Board of Directors or stockholders, as the case may be. All such amendments must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock (if effected by action of the stockholders prior to the Trigger Date), by the affirmative vote of the holders of at least 80% of the outstanding shares of Common Stock (if effected by action of the stockholders on or after the Trigger Date), or by the affirmative vote of directors constituting not less than a majority of the entire Board of Directors (if effected by action of the Board of Directors).

            TWELFTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the law of the State of Delaware, and all rights of the stockholders herein are granted subject to this reservation.

            IN WITNESS WHEREOF, this Restated Certificate of Incorporation which restates, integrates and further amends the provisions of the Certificate of Incorporation of the Corporation and which has been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law, has been executed by an authorized officer of the Corporation this ___ day of November, 1999.

                                          NEXT LEVEL COMMUNICATIONS,
                                             INC.


                                          By: ______________________________
                                              Name:  James T. Wandrey
                                              Title: Chief Financial Officer and
                                                     Treasurer